As filed with the Securities and Exchange Commission on September 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XTEND AI ROBOTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-4385227
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5247 Crossroads Park Drive

Tampa, FL 33610, USA

(Address of Principal Executive Offices)

(Zip Code)

JFB Construction Holdings 2024 Equity Incentive Plan

Xtend Reality Expansion Ltd. 2019 Share Option Plan

Xtend AI Robotics, Inc. 2026 Equity Incentive Plan

Xtend AI Robotics, Inc. 2026 Employee Stock Purchase Plan

(Full Title of the Plan)

Aviv Shapira

Chief Executive Officer

5247 Crossroads Park Drive

Tampa, FL 33610, USA

(813) 621-8965

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Gil Savir

Brandon J. Bortner

Ryan S. Brewer

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

(212) 318-6080

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐¨

EXPLANATORY NOTE

Xtend AI Robotics, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering an aggregate of (a) 9,936,483 shares of common stock, par value $0.0001 per share (“Common Stock”), issuable upon the vesting of Rollover Equity Awards (as defined below), (b) 18,630,959 shares of Common Stock, issuable under the Xtend AI Robotics, Inc. 2026 Equity Incentive Plan and (c) 15,000,000 shares of Common Stock, issuable under the Xtend AI Robotics, Inc. 2026 Employee Stock Purchase Plan.

On September 3, 2026, the Registrant completed the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of February 13, 2026, as amended on March 21, 2026 and July 16, 2026 and as amended and restated to date, (the “Merger Agreement”), by and among the Registrant, JFB Construction Holdings, a Nevada corporation (“JFB”), XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of the Registrant (“Merger Sub II”), and Xtend Reality Expansion Ltd., a company organized under the laws of the State of Israel (“Xtend”). Pursuant to the Merger Agreement, among other things, (i) XOS Robotics Ltd, an Israeli shell company formed by the Registrant under the laws of the State of Israel as a direct, wholly-owned subsidiary of the Registrant merged with and into Xtend (the “Xtend Merger”) with Xtend surviving as a direct, wholly-owned subsidiary of the Registrant and (ii) immediately after the Xtend Merger, Merger Sub II merged with and into JFB with JFB surviving as a direct, wholly-owned subsidiary of the Registrant (the “Redomestication”).

As a result of the Redomestication, (i) each outstanding share of JFB Class A common stock, par value $0.0001 per share, and JFB Class B common stock, par value $0.0001 per share, issued and outstanding immediately prior to the effective time of the Redomestication (the “Redomestication Effective Time”), certain specified shares of JFB Class A or Class B common stock owned by any direct or indirect subsidiary of JFB or owned or held in the treasury by JFB, converted automatically into the right to receive one share of the Registrant’s Common Stock; (ii) each share of JFB Series C preferred stock, par value $0.0001 per share, outstanding immediately prior to the Redomestication converted into 3.676 shares of JFB Class A common stock, each of which then converted into the right to receive one share of the Registrant’s Common Stock, subject to certain limitations; (iii) JFB common stock purchase warrants to purchase (x) 3,328,407 shares of JFB Class A common stock at a purchase price of $2.875 per share and (y) 16,137,866 shares of JFB Class A common stock at a purchase price of $3.125 per share were cash exercised with each of the underlying shares of JFB Class A common stock converted into one share of the Registrant’s Common Stock and (iv) the remaining JFB common stock purchase warrants to purchase shares of JFB Class A common stock were deemed cashless exercised at a value of $6.25 per share resulting in the issuance of 6,999,928 shares of JFB Class A common stock converted into one share of the Registrant’s Common Stock.

As a result of the Xtend Merger, each outstanding Xtend ordinary share, par value NIS 0.01 per share (the “Xtend Ordinary Shares”) (including the outstanding Xtend preferred shares and simple agreements for future equity (other than those owned by JFB), which converted into Xtend Ordinary Shares immediately prior to the closing of the Xtend Merger) that was issued and outstanding immediately prior to the effective time of the Xtend Merger (the “Xtend Merger Effective Time”), but excluding certain specified Xtend Ordinary Shares owned by any direct or indirect subsidiary of Xtend or owned or held in the treasury by Xtend, converted automatically into the right to receive 1.36 shares of the Registrant’s Common Stock.

In addition, at the Redomestication Effective Time, each JFB option that was outstanding and unexercised immediately prior to the Redomestication Effective Time and each restricted stock unit award that was outstanding immediately prior to the Redomestication Effective Time was converted into an equivalent equity award of the Registrant (the “JFB Rollover Equity Awards”), on the same terms and conditions as were applicable under the JFB equity award immediately prior to the Redomestication Effective Time (including status of vesting and vesting schedule), with respect to a number of shares of the Registrant’s Common Stock equal to the number of shares of JFB common stock subject to such JFB equity award immediately prior to the Redomestication Effective Time.

Immediately prior to the Xtend Merger Effective Time, certain options to purchase shares of Xtend granted under the XTEND 2019 Share Option Plan and the U.S. and Singapore sub-plans that were outstanding and unexercised immediately prior to the Xtend Merger Effective Time (the “Xtend Option”) were fully accelerated (the “Accelerated Xtend Option”) and converted into a stock option of the Registrant (the “Pre-Merger Xtend Rollover Equity Awards”) to purchase a number of shares of the Registrant’s Common Stock equal to the number of Xtend Ordinary Shares underlying the Xtend Options immediately prior to the Xtend Merger Effective Time multiplied by the exchange ratio of 1.36, in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Xtend Option immediately prior to the Xtend Merger Effective Time divided by the exchange ratio (and rounded down to the nearest whole share).

In addition, at the Xtend Merger Effective Time, each unvested Xtend Option that is not an Accelerated Xtend Option and each vested Xtend Option (taking into account any acceleration of vesting as a result of the consummation of the Xtend Merger) ceased to represent a right to acquire Xtend Ordinary Shares and was assumed by the Registrant and was converted into a stock option of the Registrant (the “Post-Merger Xtend Rollover Equity Awards” and together, with the JFB Rollover Equity Awards and the Pre-Merger Xtend Rollover Equity Awards, the “Rollover Equity Awards”) to purchase a number of shares of the Registrant’s Common Stock equal to the number of Xtend Ordinary Shares underlying the Xtend Option immediately prior to the Xtend Merger Effective Time multiplied by the exchange ratio of 1.36 (rounded down to the nearest whole share), in the same tax track and at a per-share exercise price equal to the per-share exercise price applied to such Xtend Option immediately prior to the Xtend Merger Effective Time divided by the exchange ratio (rounded up to the nearest whole cent).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is omitted from this registration statement and included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is omitted from this registration statement and included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act and the Explanatory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2025, filed with the Commission on July  2, 2026;

(b) The Registrant’s Quarterly Reports on Form 10-Q/A for the quarterly period ended March 31, 2026, filed with the Commission on July  16, 2026, and on Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on August 13, 2026;

(c) The Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item  2.02 or 7.01 thereof) filed with the Commission on January  23, 2026, January  26, 2026, February  17, 2026, February  17, 2026, February  18, 2026, March  24, 2026, May  4, 2026, May 12, 2026 (excluding Items  7.01 and 9.01), May  19, 2026, June  25, 2026, July  16, 2026 and September 3, 2026;

(d) The audited financial statements of Xtend Reality Expansion Ltd. and Atlas Aerospace SIA. contained within the Registrant’s prospectus dated August 11, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-4 (File No. 333-295380); and

(e) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-43471), filed with the Commission on September 3, 2026, together with any amendment thereto filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and the Registrant’s Amended and Restated Certificate of Incorporation (“Charter”) and the Registrant’s Amended and Restated Bylaws (“Bylaws”).

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that our certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

In accordance with the DGCL, the Charter provides that no director or officer of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. In addition, the Bylaws provide that the Registrant shall indemnify to the fullest extent permitted by applicable law its directors and officers and any person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

In addition, the Bylaws state that the Registrant may purchase insurance on behalf of any person required or permitted to be indemnified to the fullest extent permitted by the DGCL. The Registrant also has and intends to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Amended and Restated Certificate of Incorporation of Xtend AI Robotics, Inc. (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 001-43471), filed with the SEC on September 3, 2026).

4.2	Amended and Restated Bylaws of Xtend AI Robotics, Inc. (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K (File No. 001-43471), filed with the SEC on September 3, 2026).

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of M&K CPAS, PLLC.

23.4	Consent of Ernst & Young LLP.

24	Power of Attorney (included on the signature page of this registration statement).

99.1	Xtend AI Robotics, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of our registration statement on Form S-4 (File No. 333-295380), filed with the SEC on April 28, 2026).

99.2	Xtend AI Robotics, Inc. 2026 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 of our registration statement on Form S-4 (File No. 333-295380), filed with the SEC on April 28, 2026).

99.3	Xtend AI Robotics, Inc. 2026 Equity Incentive Plan Form of Stock Option Agreement (incorporated by reference to Exhibit 10.9 of our registration statement on Form S-4 (File No. 333-295380), filed with the SEC on April 28, 2026).

99.4	Xtend AI Robotics, Inc. 2026 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.10 of our registration statement on Form S-4 (File No. 333-295380), filed with the SEC on April 28, 2026).

99.5	Xtend Reality Expansion Ltd. 2019 Option Plan.

107	Filing Fee Table.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida, on this 4th day of September, 2026.

XTEND AI ROBOTICS, INC.

By:	/s/ Aviv Shapira
Aviv Shapira
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Xtend AI Robotics, Inc., hereby severally constitute and appoint Aviv Shapira and Tal Horesh, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Xtend AI Robotics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Aviv Shapira	Chief Executive Officer and Chair	September 4, 2026
Aviv Shapira	(Principal Executive Officer)

/s/ Tal Horesh	Chief Financial Officer	September 4, 2026
Tal Horesh	(Principal Financial Officer and Principal Accounting Officer)

/s/ Reuven Liani	Director	September 4, 2026
Reuven Liani

/s/ Peter Kash	Director	September 4, 2026
Peter Kash

/s/ Austin Miller	Director	September 4, 2026
Austin Miller

/s/ Erez Simha	Director	September 4, 2026
Erez Simha